EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PVH CORP.

PVH Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1. The original name of the Corporation was Phillips-Van Heusen Corporation.

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on April 8, 1976.

3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

FIRST:  The name of the Corporation is PVH Corp.

SECOND:  The registered office of the Corporation in the State of Delaware is located at c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  A.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 240,150,000. 150,000 of said shares shall be of the par value of $100 each and shall be designated Preferred Stock and 240,000,000 of said shares shall be of the par value of $1 each and shall be designated Common Stock.

B.  The Board of Directors is hereby expressly granted the power by resolution or resolutions to issue the Preferred Stock in one or more series, which series may have such voting powers, full, limited or by series, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed by the Board of Directors and as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

C.   I.  Subject to any preferential dividend rights applicable to shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors.

II.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of any preferential amounts applicable to shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

III.   Subject to any special voting rights applicable to shares of the Preferred Stock and except as provided or in part B of this Article Fourth, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of any shares of the Preferred Stock who are entitled to vote, and not as a separate class.

FIFTH:   The Board of Directors shall consist of not less than 9, nor more than 21 members as determined from time to time by the Board of Directors.

SIXTH:  A.  The Board of Directors shall have the power to adopt, alter, amend, change, or repeal the By-Laws of the Corporation.

B.  The By-Laws of the Corporation shall not be adopted, altered, amended, changed or repealed by the stockholders except by the affirmative vote of not less than a majority of the outstanding stock of the Corporation entitled to vote in the election of directors.

SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Article SEVENTH shall eliminate or limit the liability of any director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived and improper benefit.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on June 20, 2019.

By: /s/ Mark D. Fischer
Mark D. Fischer
Executive Vice President